Exhibit 10.1

(For Non-Employee Directors)

CBOE Global Markets, INC. LONG-TERM INCENTIVE  PLAN

RESTRICTED STOCK AWARD AGREEMENT

This   RESTRICTED    STOCK    AWARD    AGREEMENT    (the   "Agreement")   is dated effective [_______] (the "Award Date"), and is between Cboe Global Markets, Inc. (the "Corporation") and [_______] ("Participant"). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Second Amended and Restated Cboe Global Markets, Inc. (formerly CBOE Holdings, Inc.) Long-Term Incentive Plan (as may be amended from time to time, the "Plan").

1.          Award.  The Corporation hereby awards to Participant [_______] shares of Stock (the "Award"). The Award will be subject to the terms and conditions of the Plan and this Agreement. The Award constitutes the right, subject to the terms and conditions of the Plan and this Agreement, to distribution of shares of Stock (the "Restricted Stock").

2.          Rights as Stockholder. On and after the Award Date, and except to the extent provided in Section 5, during any period in which shares of Stock acquired pursuant to this Agreement remain subject to vesting conditions, Participant shall have all of the rights of a stockholder of the Corporation holding shares of Stock, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares, provided that in the event of a dividend or distribution paid in shares of Stock or other property or any other adjustment made upon a change in the capital structure of the Corporation as described in Section 3.2 of the Plan, any and all new, substituted or additional securities or other property (other than normal cash dividends) to which Participant is entitled by reason of the Restricted Stock shall be immediately subject to the same vesting conditions as the Restricted Stock with respect to which such dividends or distributions were paid or adjustments were made. If Participant forfeits any rights he or she may have under this Agreement in accordance with Section 3, Participant shall, on the day of the event of forfeiture, no longer have any rights as a stockholder with respect to the Restricted Stock or any interest therein and Participant shall no longer be entitled to vote or receive dividends on such Stock.

3.          Vesting; Effect of Termination of Service.

(a)        Subject to Sections 3(b) and 3(c) below, Participant's Restricted Stock will vest 100% on the first anniversary of the Award Date, so long  as Participant has remained in Service  continuously until such date.

(b)        The Restricted Stock, if not sooner vested pursuant to Section 3(a), will become 100% fully vested upon the earliest of (i) Participant's death, (ii) Participant's Disability, (iii) a Change in Control, or (iv) upon the Participant’s termination due to the completion of his term of service on the Board, which shall mean the term of service on the Board commencing on the Participant’s most recent election or re-election to the Board and ending on the first anniversary thereafter unless the Director was elected for a longer or shorter period, in which event the longer or shorter period shall be the Term, in each case if prior to any forfeiture event under Section 3(c) below.

(c)        If Participant terminates Service for any reason except as set forth in Section 3(b) above, and before his or her Restricted Stock has become fully vested under this Agreement, Participant's Restricted Stock will be forfeited on and after the effective date of such termination. Neither the Corporation nor any Affiliate will have any further obligations to Participant under this Agreement if Participant's Restricted Stock is forfeited.

4.          Terms and Conditions of Distribution.   The Corporation will distribute the Restricted Stock as soon as practicable after all the Restricted Stock becomes vested. If Participant dies before the Corporation has distributed vested Restricted Stock, the Corporation will distribute such Restricted Stock to Participant's designated beneficiary(ies) or, if none are designated or surviving, to Participant's estate or personal representative. The Corporation will distribute the vested Restricted Stock no later than six months after Participant's death.

(a)        The Corporation will not make any distribution under this Section 4 before the first date the Restricted Stock may be distributed to Participant without penalty or forfeiture under Federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Corporation and the Committee may rely upon information reasonably available to them or upon representations of Participant's legal or personal representative.

(b)        The Corporation is not required to issue or deliver any Restricted Stock before completing the steps necessary to comply with applicable Federal and state securities laws (including any registration requirements) and applicable stock exchange rules and practices. The Corporation will use commercially reasonable efforts to cause compliance with those laws, rules and practices.

5.          Nontransferability.    The Restricted Stock may not be sold, transferred, exchanged, pledged, assigned, garnished, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Any effort to assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Committee of all rights of Participant under this Agreement.

6.          Administration.   The Committee administers the Plan.   Participant's rights under this Agreement are expressly subject to the terms and conditions of the Plan and to any guidelines the Committee adopts from time to time. The interpretation and construction by the Committee of the Plan and this Agreement, and such rules and regulations as may be adopted by the Committee for purposes of administering the Plan and this Agreement, will be final and binding upon Participant.

7.          Securities Law Requirements. If at any time the Board or Committee determines that issuing Stock pursuant to this Agreement would violate applicable securities laws, the Corporation will not be required to issue such Stock. The Board or Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with applicable securities laws.  The

Corporation may require Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

8.          Section 83(b) Election. Participant may make an election under Code Section 83(b) (the "Section 83(b) Election") with respect to the Restricted Stock. A form of a Section 83(b) Election is attached to this Agreement as Exhibit A.    If Participant elects to make a Section 83(b) Election, Participant shall submit a copy of an executed version and satisfactory evidence of the contemporaneous filing of the executed election form with the U.S. Internal Revenue Service. Participant hereby agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the U.S. Internal Revenue Service and all tax consequences resulting from making such Section 83(b) Election.

9.          Representations and Warranties. Participant represents and warrants to the Corporation that Participant has received a copy of the Plan and this Agreement, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions in all respects.

10.        No Limitation on the Corporation's Rights. This granting of Restricted Stock under this Agreement shall not and will not in any way affect the Corporation's right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

11.        Plan and Agreement Not a Contract of Service. Neither the Plan nor this Agreement is a contract of Service, and no terms of Participant's Service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights on Participant to continue to remain in Service, nor will it interfere with the Corporation's or any Affiliate's right to discharge Participant or to deal with Participant regardless of the existence of the Plan or this Agreement.

12.        Entire Agreement and Amendment. This Agreement and the Plan constitute the entire agreement between the parties hereto with respect to the Restricted Stock, and all prior oral and written representations are merged in this Agreement and the Plan. Notwithstanding the preceding sentence, this Agreement shall not in any way affect the terms and provisions of the Plan. This Agreement may be amended, modified, or terminated only in accordance with the Plan. The headings in this Agreement  are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.        Notice. Any notice or other communication required or permitted under this Agreement must be in writing (including electronic) and must be delivered personally, sent by certified, registered or express mail, or sent by overnight courier, at the sender's expense. Notice will be deemed given (a) when delivered personally or, (b) if mailed, three days after the date of deposit in the United States mail or, (c) if sent by overnight courier, on the regular business day following the date sent.  Notice to the Corporation should be sent to Cboe Global Markets, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, Attention: General Counsel. Notice to Participant should be sent to the address set forth on the Corporation's records, including electronic. Either party may change the address to which the other party must give notice under this Section 13 by giving the other party written notice of such change, in accordance with the procedures described above.

14.        Successors  and  Assigns. The terms of this Agreement will be binding upon the Corporation and its successors and assigns.

15.        Governing Law. To the extent not preempted by Federal law, the Plan, this Agreement, and documents evidencing rights relating to the Plan or this Agreement will be construed, administered and governed in all respects under and by the laws of the State of Delaware, without giving effect to its conflict of laws principles. If any provision of this Agreement will be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof will continue to be fully effective. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement will be exclusively in the courts in the State of Illinois, County of Cook, including the Federal Courts located therein (should Federal jurisdiction exist).

16.        Plan Document Controls. The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

17.        Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

18.        Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision of this Agreement will not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each right under this Agreement is cumulative and may be exercised in part or in whole from time to time.

19.        Tax Consequences.     Participant agrees to determine and be responsible for all tax consequences to Participant with respect to the Restricted Stock.

20.        Addendum to Agreement. Notwithstanding any provision of this Agreement to the contrary, if Participant resides outside the U.S. or transfers residence outside the U.S., the Award shall be subject to such special terms and conditions as are set forth in the addendum to this Agreement (the "Addendum").  Further, if Participant transfers residency to another country, any special terms and conditions for such country will apply to the Award to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant's transfer).  In all circumstances, the Addendum shall constitute part of this Agreement.

IN   WITNESS WHEREOF, the  Corporation  and Participant  have duly executed this Agreement as of the date first written above.

Cboe Global Markets, Inc.

PARTICIPANT NAME	By:
Participant's Name	Its:

ELECTRONIC SIGNATURE
Participant's Signature

Participant's Address for notices

ACCEPTANCE DATE

(For Non-Employee Directors)

EXHIBIT A

ELECTION TO INCLUDE VALUE OF
RESTRICTED PROPERTY IN GROSS INCOME
IN YEAR OF TRANSFER UNDER CODE § 83(b)

The undersigned (the "Taxpayer") hereby elects pursuant to § 83(b) of the Internal Revenue Code of 1986, as amended, to include the restricted property described below in his/her gross income for the tax year ending [_______] and supplies the following information in accordance with the regulations promulgated thereunder:

1.    The name, address and taxpayer identification number of the Taxpayer are:

Name: Address: SSN Number:

2.    Description of property with respect to which the election is being made:

shares  of  common  stock  (the  "Stock")  of  Cboe Global Markets,  Inc.  (the "Corporation").

3.    The date on which property was transferred is                  ,  __.

The taxable year to which this election relates is calendar year __.

4.    The nature of the restriction(s) to which the property is subject.

The property is subject to vesting restrictions and will become vested 100% on the first anniversary of the Award Date, so long as Taxpayer has remained in Service continuously until each applicable date.

5.    Fair market value:

The fair market value at time of transfer (determined without regard to any restrictions other than restrictions which by their terms will never lapse) of the property with respect to which this election is being made is $                      per share of Stock.

6.    Furnishing statement to Corporation:

A copy of this statement has been furnished to the Corporation.

Dated: , __

Taxpayer's Signature

This election must be filed with the Internal Revenue Service Center with which the Taxpayer files his Federal income tax returns and must be filed within 30 days of the Award Date. This filing should be made by registered or certified mail, return receipt requested. The taxpayer should retain an additional copy for his/her records.

ADDENDUM

CBOE GLOBAL MARKETS, INC. LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT

This Addendum to the Agreement includes additional terms and conditions that govern the Award if Participant resides outside of the United States or transfers residence outside the United States.  Certain capitalized terms used but not defined in this Addendum have the meanings set forth in the Agreement or the Plan.

1.         Nature of Grant.    In accepting the Award, Participant acknowledges that:

(a)        the Plan is established voluntarily by the Corporation, is discretionary in nature and may be modified, amended, suspended or terminated by the Corporation at any time, to the extent permitted by the Plan;

(b)        all decisions with respect to future awards, if any, will be at the sole discretion of the Corporation;

(c)        Participant is voluntarily participating in the Plan;

(d)        the Award will not be interpreted to form a Service or employment contract or relationship with the Corporation;

(e)        the future value of the shares of Stock is unknown, indeterminable and cannot be predicted with certainty;

(f)        the Corporation shall not be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Participant upon the sale of any shares of Stock; and

(g)        the Award and the benefits evidenced by this Agreement do not create any entitlement not otherwise specifically provided for in the Plan or provided by the Corporation in its discretion, to have the Award or any such benefits transferred to, or assumed by, another company or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Corporation.

2.         Payment of Withholding Taxes.  The Award may be subject to U.S. Federal income and other tax withholding (and state and local income tax withholding, or non-U.S. tax withholding, if applicable) by the Corporation in respect of taxes on income realized by Participant. The Corporation may withhold the required amounts from Service fees or other amounts payable to Participant, or may require that Participant deliver to the Corporation the amounts to be withheld. Participant acknowledges and agrees that if Participant is subject to tax in more than one jurisdiction, the Corporation may be required to withhold or account for taxes in more than one jurisdiction, in accordance with the methods of withholding herein.

4.         Data Privacy.

(a)  Data Collection and Usage. The Corporation will collect, process and use certain personal information about Participant, specifically, Participant’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, title, any shares of Stock or directorships held in the Corporation, details of all Awards or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor ("Data"), for the exclusive purpose of implementing, administering and managing the Plan.

(b)  Recipients of Data.

a.    Stock Plan Administration Service Providers. The Corporation transfers Data to Fidelity Stock Plan Services, LLC (and/or its affiliates, collectively "Fidelity"), the designated broker assisting in the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share Data with such other provider serving in a similar manner.

b.    Other Service Provider Data Recipients. The Corporation also may transfer Data to other third party service providers, if necessary to ensure compliance with applicable tax, exchange control, securities and labor law. Such third party service providers may include the Corporation’s legal counsel as well as its auditor, human resources consultant and payroll vendor. Wherever possible, the Corporation will anonymize data, but Participant understands that his or her Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.

c.    Securities or Other Regulatory Authorities. In addition to the recipients identified herein and where required under applicable law, Data also may be disclosed to certain securities or other regulatory authorities, including where the Corporation’s securities are listed or traded or regulatory filings are made. The legal basis, where required, for such disclosure is compliance with applicable law.

(c)  International Data Transfers. The Corporation, Fidelity and other service providers described above are located in the United States. The United States may have different data privacy laws and protections than Participant’s country of residence.

(d)  Legal Basis for Collection, Processing and Transfer of Data.

a.    Participants within the EU / European Economic Area ("EEA")

i.  The collection, processing and transfer of Data is necessary for the legitimate purpose of the Corporation’s administration of the Plan and Participant’s participation in the Plan.

ii.  When transferring Data to potential recipients outside the EU/EEA, the Corporation strives to provide appropriate safeguards in accordance with EU Standard Contractual Clauses, the EU-U.S. Privacy Shield Framework, or other legally binding and permissible arrangements. For further information on the transfer of Participant’s personal data outside of the EU/EEA, Participant may contact the Corporation’s human resources department.

b.    Participants outside the EU / EEA

i.  Participant hereby explicitly and unambiguously consents to the collection, processing and use, in electronic or other form, of Participant’s Data by the Corporation and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a non-U.S. data protection law perspective, for the purposes described above. Upon transfer of Participant’s Data to Fidelity, Participant may be asked to agree to separate terms and data processing practices with Fidelity, with such agreement being a condition of the ability to participate in the Plan.

ii.  Participation in the Plan is voluntary and Participant understands that Participant is providing the consent herein on a purely voluntary basis. If Participant does not consent, or later seeks to revoke his or her consent, Participant’s Service with the Corporation will not be adversely affected. The only consequence of refusing or withdrawing consent is that the Corporation would not be able to grant the Award or other equity awards to Participant or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact the Corporation’s human resources department.

(e)        Data Retention. Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan or comply with applicable laws. When the Corporation no longer needs the Data, the Corporation will remove it from its systems.

(f)        Data Subject Rights. Participant understands that Participant may have the right under applicable law to (i) access or copy Data that the Corporation possesses, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (v) opt out of the Plan, or (vi) lodge complaints with the competent supervisory authorities in Participant’s jurisdiction. To receive clarification regarding these rights or to exercise these rights, Participant understands that Participant can contact the Corporation’s human resources department.

5.         No Advice Regarding Grant.    The Corporation is not providing any tax, legal or financial advice, nor is the Corporation making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of

Stock.  Participant should consult with his or her own personal tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

6.         Imposition of Other Requirements.    The Corporation reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any shares of Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons.  Such requirements may include (but are not limited to) requiring Participant to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

7.         Insider Trading/Market Abuse Laws.    By participating in the Plan, Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to Participant). Participant further acknowledges that, depending on Participant’s or the broker’s country of residence or where the shares of Stock are listed, Participant may be subject to insider trading restrictions and/or market abuse laws, which may affect Participant’s ability to accept, acquire, sell or otherwise dispose of shares of Stock, rights to shares of Stock or rights linked to the value of shares of Stock, during such times Participant is considered to have “inside information” regarding the Corporation as defined by the laws or regulations in Participant’s country.  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant places before Participant possessed inside information.  Furthermore, Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) "tipping" third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Corporation insider trading policy.  Participant acknowledges that it is Participant’s responsibility to comply with any applicable restrictions, and that Participant should therefore consult Participant’s personal advisor on this matter.

8.         Foreign Asset/Account Reporting; Exchange Controls.    Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect Participant’s ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country.  Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country.  Participant also may be required to repatriate sale proceeds or other funds received as a result of Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt.  Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and Participant should consult his or her personal legal advisor for any details.

9.         Language.  If Participant is resident in a country where English is not an official language, Participant acknowledges and agrees that it is Participant’s express intent that the Agreement, the Addendum and the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Award be drawn up in English.

If Participant has received the Agreement, the Addendum or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

10.       Annex to Addendum.  Notwithstanding any provision of the Agreement or Addendum to the contrary, the Award shall be subject to such special terms and conditions for Participant’s country of residence, as are set forth in the annex to this Addendum (the "Annex").  Further, if Participant transfers residency to another country, the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer.  In all circumstances, the Annex shall constitute part of this Addendum.

ANNEX

This Annex to the Addendum includes additional terms and conditions that govern the Award if Participant resides in the country addressed herein or transfers residence or employment to the country addressed herein.  If Participant transfers residence to another country, the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate Participant’s transfer.  Certain capitalized terms used but not defined in this Annex have the meanings set forth in the Agreement (including the Addendum) or the Plan.

Canada

Securities Law Notification: Participant acknowledges and agrees that he or she is permitted to sell shares of Stock acquired under the Plan through the designated broker appointed under the Plan, provided the resale of shares of Stock takes place outside of Canada through facilities of a stock exchange on which the shares of Stock are listed. The shares of Stock currently are listed on Cboe BZX in the United States.